UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contacts:

MEDIA	INVESTORS
Jeremy Fielding/Kimberly Kriger	Alan Miller/Jennifer Shotwell
Kekst and Company	Innisfree M&A Incorporated
212-521-4800	212-750-5833

ISS RECOMMENDS CAREER EDUCATION STOCKHOLDERS WITHHOLD
AUTHORITY FROM DIRECTOR NOMINEES AND VOTE FOR BOSTIC’S
THREE CORPORATE GOVERNANCE PROPOSALS

Leading Proxy Advisory Firm Recommends CECO Stockholders Vote
on the White Proxy Card

Bostic Calls on CECO to Release Full Report of Special Committee Investigation

SEA ISLAND, GA, May 9, 2005 — Steve Bostic, Career Education Corporation’s (NASDAQ: CECO) largest individual stockholder, today announced that Institutional Shareholder Services (ISS), a leading proxy advisory firm, recommends that CECO stockholders use the White proxy card to Withhold Authority from the CECO Board’s director nominees and vote for the three stockholder proposals to declassify the Board, eliminate the poison pill, and grant stockholders the right to call special meetings.

In its report, ISS states, “By withholding votes from the three nominees, shareholders will be able to present a clear message that an attitude of ‘open’ governance and increased shareholder rights are important. In addition, withholding votes will highlight the concern that shareholders have regarding the company’s practices, including the ongoing series of lawsuits, the timing of the executives’ stock sale and the disconnect between compensation awards and total shareholder returns.”

Mr. Bostic commented, “We believe the CECO Board has failed to act to restore investor confidence in the Company and has refused to embrace meaningful, common-sense corporate governance reforms. We are pleased that ISS shares our view and has made its recommendation clear. As a CECO stockholder, I was particularly disturbed to learn of the Company’s characterization of its multiple regulatory investigations. In its conversation with ISS, CECO “described these investigations in a light that would suggest that they are part of the normal course of operating within this industry.” Further, ISS noted in its report that CEO Jack Larson believes an SEC formal inquiry into the Company is “part of operating within a heavily regulated industry.” As a veteran of the for-profit higher education industry, I believe that to view such investigations as ‘business as usual’ is indicative of the inability of CECO leadership to provide appropriate oversight.”

“Although the CECO directors have previously rejected my suggestion that they include my three proposals as management proposals in the Company’s proxy statement, I call on the Board to reconsider their stance. If the Board continues its intransigence, stockholders must seize the opportunity now available to them to send an unambiguous message to the Board by voting on my White proxy card to “Withhold Authority” for CECO’s director nominees.”

Commenting on CECO’s announcement this morning regarding the special committee investigation, Mr. Bostic said, “The decision not to release to stockholders the report of the special committee is incomprehensible, given the report’s admitted findings of wrongdoing at our Company, its admission that the special committee’s investigative work continues, and the Board’s unwillingness to adopt immediately the additional controls and compliance practices recommended by the special committee. I urge the CECO Board to share the report with stockholders promptly, so that we can learn the extent of the wrongdoing, whether management created a culture in which such wrongdoing could occur, the additional recommendations of the committee, and the scope of its continued work.”

Mr. Bostic urged stockholders to return the White proxy card, rather than the Company’s Blue proxy card, since CECO has indicated it will vote all shares submitted on the Blue proxy card against the stockholder proposals.

Additionally, investors holding CECO stock through brokerage firms should be aware that, if they do not instruct their broker to vote on the White card, their brokerage firm may vote their shares for management without their instruction.

Stockholders may obtain a free copy of Mr. Bostic’s definitive proxy statement and other relevant documents by calling Innisfree M&A Incorporated toll-free at (877) 825-8631 or collect at (212) 750-5833. Mr. Bostic’s proxy statement, which has been mailed to Career Education Corporation stockholders, and other filings and information related to his solicitation can be found at www.sec.gov.

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